Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (File No. 333-175408) and Form S-8 (File No. 333-179264) of Crumbs Bake Shop, Inc. of our report dated March 29, 2012 relating to the consolidated balance sheets of Crumbs Bake Shop, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years then ended, which appears in this Annual Report on Form 10-K, as amended by Amendment No. 1 on Form 10-K/A.

/s/ Rothstein Kass

Roseland, New Jersey

January 4, 2013